Exhibit 14.1

Axiall Corporation

Code of Business Conduct and Ethics

(Effective August 13, 2014)

Introduction

This Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of Axiall Corporation (the “Company”) and is intended to focus the Company’s directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and appropriately deal with ethical issues, describe how they should report possible unethical conduct, and help foster a culture of honesty and accountability.

This Code applies worldwide to all employees of Axiall Corporation and its controlled subsidiaries, as well as to all members of the Company’s Board.  Any references in this Code to “employees” includes both regular and temporary employees.

What Is Expected of All Directors, Managers and Employees?

Directors, managers and employees of the Company are expected to comply with this Code, and with all federal, provincial, state and local laws and regulations (the “Laws”) at all times, wherever you may be located.  Directors, managers and employees are expected to avoid even the appearance of improper behavior.

Directors, managers and employees are expected to ask for guidance if they are uncertain about whether a particular action, inaction, conduct or situation may violate this Code or any Laws.  This Code addresses situations that directors, managers or employees may encounter, but cannot address every circumstance.  You can seek guidance and help at any time from any of the following resources:

•                  Your business managers

•                  Any human resources manager or representative

•                  Any senior finance/accounting manager

•                  The in-house attorney who supports your business unit

•                  The Company’s Deputy General Counsel, who also serves as the Company’s Assistant Corporate Compliance Director, at 770-395-4500

•                  The Company’s Executive Vice President, General Counsel and Secretary, who also serves as the Company’s Corporate Compliance Director, at 770-395-4500

What Is Expected of Managers?

Managers should at all times be a positive role model for appropriate conduct and compliance with this Code and the Laws.  As a manager, you should:

•                  Assist the Company with ensuring that the employees you supervise understand their responsibilities under this Code

•                  Reinforce in conversations with employees the importance of ethical and legal behavior and compliance with this Code and the Laws

•                  Create an environment where employees are comfortable reporting possible violations of this Code or the Laws

•                  Never encourage or instruct employees to achieve business or financial results in a manner that compromises compliance with this Code or the Laws

•                  Always take prompt action to stop any violations of this Code or the Laws

•                  Listen carefully to questions or concerns raised by employees about this Code or the Laws and answer any questions for which you are certain of the appropriate response; otherwise promptly bring the matter to the attention of the Company’s law department.

How to Address Possible Conflicts Between this Code and the Laws

The Company’s employees and operations are subject to the Laws of countries and other jurisdictions around the world.  Employees are expected to comply with this Code and all applicable Laws.  If you believe a part of this Code conflicts with an applicable Law, the Law will be controlling.  You should contact the Company’s internal law department promptly for guidance if you believe such a conflict exists, or if you are ever uncertain about what Laws apply to you.

How to Report Possible Violations of this Code or the Laws

All of us have an obligation to uphold the ethical standards of Axiall Corporation.  If you become aware of behavior, conduct or a situation that you believe may be a violation of this Code and/or the Laws, you should report the matter promptly.

There are several options for reporting possible violations of this Code and/or the Laws.  Depending on your concern, often it is best to speak first with your immediate manager or supervisor.  Many times, your immediate manager or supervisor is best-suited to respond to your concern promptly, and may already be familiar with the concern you are reporting.  However, if you feel uncomfortable talking with your immediate supervisor or manager for any reason, or believe your immediate supervisor or manager is not being responsive to you, you can report possible violations to any one or more of the following resources:

•                  Any human resources manager or representative

•                  Any senior finance/accounting manager

•                  Any Environmental, Health & Safety (“EH & S”) manager

•                  Any manager or employee from the Company’s internal audit department

•                  The in-house attorney who supports your business unit

•                  The Company’s Deputy General Counsel, who also serves as the Company’s Assistant Corporate Compliance Director, at 770-395-4500

•                  The Company’s Executive Vice President, General Counsel and Secretary, who also serves as the Company’s Corporate Compliance Director, at 770-395-4500

•                  The Company’s toll-free alert line, which is available 24 hours a day, seven days a week, at 877-692-5929, or at the following Internet address:  https://axiall.alertline.com

•                  Any executive officer of the Company.

How to Report Possible Violations of this Code or the Laws Anonymously

When you contact the Company’s toll-free alert line, or any of the Company’s human resources or finance managers, or any attorney in the Company’s law department, you may choose to remain anonymous.  However, if you identify yourself, that often will result in a more effective investigation of the issue you have raised by facilitating communication between you and the individuals who will investigate the matter.  Those individuals will take reasonable precautions to keep your identity confidential if you chose to identify yourself when reporting a possible violation of this Code and/or the Laws.  But, you are not required to identify yourself when making a complaint and may choose to remain anonymous.

No Retaliation

The Company values the assistance of employees who identify potential violations of this Code and/or the Laws.  Any retaliation against an employee who raises an issue honestly and in good faith is a violation of this Code.  If any employee raises a concern honestly and in good faith, or participates in any manner in any investigation, proceeding or hearing, those actions must not be the basis for any adverse employment action against that employee, including termination, demotion or suspension.

Making False Accusations; Interfering with Investigations

The Company is committed to protecting any employee who raises a concern about a possible violation of this Code and/or the Laws honestly and in good faith.  However, it is a violation of this Code for an employee to knowingly make a false accusation, lie to investigators or interfere with or refuse to cooperate with an investigation of a possible violation of this Code and/or the Laws.  Allegations of wrongdoing that are made maliciously in bad faith, and interfering with an investigation, may be subject to disciplinary action.

Safety

The Company is committed to providing our employees a safe working environment.  All managers and employees are expected to comply with all workplace safety Laws and all of the Company’s internal safety rules and policies.  The Company never should ask or expect any employees to perform a task in a manner that is unsafe.  If you are concerned about your safety or have questions about any safety-related Laws or Company rules or policies, notify your manager or supervisor immediately, or if you feel uncomfortable talking with your manager or supervisor about your concern, you should contact any of the resources listed on pages 1-3 of this Code.

Alcohol and Drug Abuse

The Company is committed to providing a safe workplace that is free from illegal drugs or alcohol abuse.  Using illegal drugs at any time; using legal drugs in an illegal manner at any time; possessing controlled substances on Company property, in Company vehicles, or while engaged in Company business without a valid prescription issued for a legitimate medical purpose; possessing illegal drugs on Company property, in Company vehicles, or while engaged in Company business; using any controlled substance in a manner that impairs or affects an employee’s job performance, jeopardizes the safety and well-being of the employee, co-workers, the public or Company property; or coming to work under the influence of drugs or alcohol is strictly prohibited.  This prohibition is a condition of employment.  Any manager or employee in violation of this condition of employment is subject to immediate termination.

Fair Employment Practices/No Unlawful Discrimination

The Company is an equal opportunity employer.  The Company and all of its managers and employees should not discriminate against any employee or applicant based on that person’s race, color, sex, national origin, ancestry, religion, creed, physical or mental disability, genetic make-up or background, marital status, veteran status, sexual orientation, age, or any other characteristic or basis protected by applicable Laws.

No Harassment; Reporting Harassment

The Company will not tolerate harassment in the workplace.  Harassment can be verbal, non-verbal, visual, or physical.  Some examples include:

•                  Yelling or otherwise intimidating others in a harassing manner

•                  Offensive jokes, racial slurs, or inappropriate comments regarding a person’s age, gender, race or religion

•                  Sexual advances, requests for sexual favors or any other unwelcome visual, verbal or physical conduct of a sexual nature.

If you experience or observe harassment in the workplace, you should take appropriate action to address the matter, such as promptly reporting the harassment to your direct manager or supervisor, or if you are uncomfortable discussing the matter with your direct manager or supervisor, you should report the harassment to any of the resources listed on pages 1-3  of this Code.

No Violence in the Workplace

The Company strictly prohibits violence in the workplace, including any violence or attempted violence against other employees, customers, contractors, suppliers, vendors, service providers, and visitors on the Company’s premises at any time.  If you have experienced violence in the workplace or if you become aware of a situation that could become potentially violent, you should report it immediately to your direct manager or supervisor, or if the violence or possible violence involves that manager or supervisor or you otherwise are uncomfortable reporting the matter to your direct manager or supervisor, report it to any of the resources listed on pages 1-3 of this Code.

Integrity Regarding the Company’s Business, Financial and Regulatory Records

All managers and employees should strive to ensure the Company’s business, financial and regulatory records are accurate and complete.  These records include not only records relating to the Company’s financial statements and accounts, but also EH & S and other regulatory-related reports, time records, expense reports and benefits claims forms, for example.

Accurate recordkeeping and reporting helps the Company satisfy its legal and regulatory obligations, and also reflects on the Company’s credibility and reputation.  As such, managers and employees should:

•                  Record and classify transactions in the proper accounting period and in the appropriate account and segment, and never accelerate or delay the recording of revenue or expenses to meet budgetary or performance goals

•                  Support estimates and accruals with appropriate documentation, and good faith, reasonable judgment

•                  Never falsify any Company records

•                  Never distort the true nature of any transaction

•                  Never aide or enable another person’s efforts to unlawfully evade taxes or avoid local currency laws, such as a supplier or service provider who requests that payment for goods or services be made to a person or firm that did not provide the Company with the goods or services.

In addition, any proposed change in the Company’s accounting policies and practices must be reported to and approved in advance by the Company’s Chief Financial Officer.

Records Retention

You may collect large amounts of information as part of your job (such as emails, spreadsheets, contracts, and presentations) that may need to be retained for some period of time for business, legal or tax reasons.  It is important to keep this information for the period of time required and then properly dispose of the information upon the expiration of that required retention period.

The Company maintains a records management policy that provides rules and guidance on the nature of documents, including emails, that must be retained, and the length of time various types of documents should be retained.  All managers and employees should consult that policy before destroying any business records.  The policy is posted on the Company’s intranet.

Integrity Regarding, and the Protection and Proper Use of, Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct and negative impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes, and not for your personal benefit (with certain limited exceptions for company cars and wireless communication devices, for example) or the benefit of anyone other than the Company.

•                  Improper Use of Company Time:  Employees should not engage in personal activities during work hours that interfere with or prevent them from fulfilling their job responsibilities.  For example, occasional personal phone calls or emails in the workplace are acceptable.  Excessive personal calls or emails are considered a misuse of Company assets and a violation of this Code.

•                  Improper Use of Company Assets Outside of Company Duties:  Using Company assets — including Company equipment, computers, machinery, materials and work product created by you — for your personal benefit, such as in an outside business venture, generally is prohibited.  Occasional, incidental personal use of your Company computer in a manner that does not interfere with your job performance or violate other Company policies or Laws is permitted.  Personal use of certain assets, such as a company car or wireless communication device, is allowed, but employees should review policies relevant to those assets to ensure they are in compliance with such policies.  Use of Company computers, including any wireless devices, for gambling or pornography or other offensive subject matter is a violation of this Code.

•                  Theft of Company Assets:  Physical theft, such as the unauthorized removal from Company property of Company equipment, materials, finished goods or information, or theft through embezzlement or intentional misreporting of work time or expenses, is a violation of this Code and may result in termination of employment and, in certain cases, criminal prosecution.

Confidentiality and Non-Public Information

Much of the information that we learn about, observe or work with each week is confidential.  For purposes of this Code, “confidential information” means information about the Company that is not generally known to competitors or others outside the Company.  Confidential information includes all non-public information that might be of use to competitors, as well as information, the disclosure of which could be harmful to the Company or its customers.  Examples of Company confidential information include non-public information related to:

•                  Employees, including information in personnel files

•                  Inventions

•                  Contracts

•                  Strategic and business plans

•                  Changes in management

•                  New product launches

•                  Product specifications

•                  Operation or production procedures and SOPs

•                  Mergers, acquisitions and divestitures

•                  Technical formulas and specifications

•                  Customer lists and pricing

•                  Vendor and supplier lists and pricing

•                  Proposals

•                  Financial data, including information about sales, earnings and cost of goods

•                  Product costs.

Confidential information is important to our competitive advantage, and must not be disclosed to anyone outside the Company, including to family and friends, except where required by Laws or authorized by senior managers of the Company.  Even then, appropriate precautions, such as the execution of a non-disclosure agreement or the implementation of a protective order, should be taken to prevent the misuse or unauthorized disclosure of the Company’s confidential information.  Please contact the Company’s law department if you are asked or required to disclose Company confidential information or if you have any questions about complying with this paragraph.

All employees, officers and directors must maintain the confidentiality of non-public information entrusted to them by the Company or its customers, suppliers, vendors or service providers, subject to the exceptions set forth in the preceding paragraph.

Non-public information about the Company should not be disclosed to others inside the Company unless the recipient has a legitimate business reason to know about the information and the disclosing employee has obtained any necessary management approval required for the disclosure of that information.

Directors, managers and employees must protect the Company’s non-public information at all times, including outside of the workplace and working hours, and even after their service to or employment with the Company ends.

Proprietary and confidential information may be maintained in numerous forms, including hard copy and electronic formats.  It is very important that all directors, officers and employees of the Company ensure that this information is adequately protected, controlled and safeguarded.  Examples of ways to protect the Company’s proprietary and confidential information include:

•                  Password protect proprietary or confidential information on a shared computer drive

•                  Lock your computer screen when away from your computer

•                  Password protect wireless smart-phones, iPads and other such devices.

Insider Trading

Directors, managers and employees should not trade in the Company’s stock or other securities based on material, non-public information, or provide such information to others so that they may trade in Company securities, as that type of activity is a violation of the Company’s Policy on Insider Trading and Company Information, and may violate certain Laws.

“Material” information is information that an investor might consider important when making a decision to buy, sell or hold Company securities, such as the Company’s common stock.

The Company considers information to be non-public until the end of the second full business day after it has been disclosed by the Company in a press release or a filing with the SEC.

Some examples of information that may be considered material and non-public (if the information has not been publicly disclosed), includes information about:

•                  Earnings, revenues or other financial information

•                  Sales volumes or margins

•                  Business strategies

•                  Potential mergers, acquisitions or divestitures;

•                  New products or services to be launched

•                  Additions or losses of significant customers or suppliers

•                  Borrowing activities or transactions

•                  Events related to the Company’s securities, such as a share repurchase program and/or changes in dividends.

Privacy

The Company respects the privacy of its employees, business partners and customers.  As such, managers and employees must handle personal information (such as information that can be used to identify a specific individual like a person’s name in combination with their driver’s license number and/or social security number or credit card number) responsibly and in compliance with all applicable privacy-related Laws.  Employees who have access to and deal with the personal information of others should:

•                  Comply with all applicable privacy-related Laws

•                  Comply with any relevant contractual obligations

•                  Collect, use and process such information only for legitimate business purposes

•                  Limit access to such information only to those individuals who have a legitimate business purpose for seeing the information

•                  Use reasonable efforts to prevent any unauthorized disclosure of such information, in compliance with any applicable Laws regarding the safeguarding of such information.

Conflicts of Interests

All directors, officers and employees of the Company must avoid situations which present, or might be construed as presenting, a conflict of interest.  A “conflict of interest” occurs when a director’s, officer’s or employee’s private or professional interests interfere in any way — or even appears to interfere — with the interests of the Company as a whole.

A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.

Conflicts of interest also arise when a director, officer or employee, or member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

This Code cannot address every potential conflict of interest, so use your conscience and common sense to identify situations that may create the appearance of a conflict of interest.  If you are unsure about whether a situation presents a conflict of interest to you, you should discuss the matter with your direct manager or supervisor, your local human resources representative or the in-house attorney who provides services to your division, department or unit.

•                  Financial Interests and Outside Investments.  Your personal financial interests and outside investments should not conflict with your responsibilities to the Company.  In particular, significant financial interests in a competitor of the Company, or in a current or prospective customer, supplier, vendor or service provider (a “Business Partner”), should be disclosed to the Company’s internal law department for a conflict of interest assessment.  Owning the securities (such as stock or bonds) of a competitor or Business Partner through a mutual fund is not considered a conflict of interest.

•                  Familial Relationships with Representatives of Business Partners.  If you have a spouse, parent, sibling, grandparent, child, grandchild, mother-in-law, father-in-law, or same or opposite sex domestic partner, or any other family member or partner who resides with you or who is financially dependent on you (collectively, a “Relative”) who is an officer, director or employee of a competitor of the Company, or who is an officer, director, or employee of any current or prospective Business Partner, and/or who owns more than five percent of the ownership interests of that Business Partner (collectively, a “Representative”), and you have the ability to directly or indirectly influence the Company’s selection of, or business terms and conditions with, the Business Partner for whom your Relative is a Representative, you must immediately disclose that relationship to the Company’s internal law department for a conflict of interest assessment.

You should avoid any situation where you recommend a Business Partner for whom your Relative is a Representative for a business relationship with the Company, or become involved in negotiating any of the business terms and conditions between the Company and any such Business Partner, without having first disclosed to the Company’s internal law department that your Relative is a Representative of that Business Partner.

•                  Friendships with Representatives of Business Partners.  You may have friends who are Representatives of current or prospective Business Partners of the Company.  If you deal with, or have the ability to directly or indirectly influence the Company’s current or prospective business relationship with, any such

Business Partner, you should take care to ensure that your friendship does not affect, or appear to affect, your ability to act in the best interests of the Company.  If you are uncertain about whether your friendship with a Representative of a Business Partner may create an undesirable conflict of interest, you should consult with an attorney in the Company’s in-house law department.

•                  Business Relationships Involving Our Directors.  Non-management members of the Company’s Board of Directors must disclose to the Company’s General Counsel any proposed arrangement in which the director, or an immediate family member of the director, may work for, be a consultant to, advise, serve on the board of, perform services for or otherwise be affiliated with a Business Partner of the Company.  The General Counsel will then analyze the transaction in light of conflict of interest, independence and disclosure requirements of Laws and this Code.

•                  Gifts, Meals and Entertainment.  You should not accept gifts, meals or entertainment, or any other favor, from current or prospective Business Partners if doing so might compromise, or appear to compromise, your ability to make objective business decisions in the best interest of the Company.  Acceptance of gifts, meals or entertainment that exceeds or falls outside of the following limitations must be approved in writing by the Company’s internal law department:

•                  Do not accept gifts, meals or entertainment in exchange for doing, or promising to do, anything for a current or prospective Business Partner.

•                  Do not ask for gifts, meals or entertainment from a current or prospective Business Partner.

•                  Do not accept cash or cash equivalents, such as gift cards, from a current or prospective Business Partner.

•                  Do not accept gifts, meals or entertainment that exceed the bounds of propriety or reasonable business standards.  Appropriate gifts, meals or entertainment will not be more than a modest value.  Examples of acceptable gifts to receive include a logo pen, shirt or small gift basket of modest value.  Examples of gifts that are not acceptable include a set of golf clubs, a new iPad or smart-phone.

•                  You may accept occasional meals and entertainment from a Business Partner if the costs involved are in line with local custom for business-

related meals and entertainment, and doing so does not violate any Laws.  For example, occasionally attending ordinary business meals and local arts or sporting events is generally acceptable if it does not violate local Laws.  Generally, representatives of the Business Partner should be in attendance at these events.

•                  Gifts or corporate discounts offered to large groups of Company employees as part of an agreement between the Company and a Business Partner may be accepted and used as intended by the Business Partner and Company.  Any such gifts or discounts of more than nominal value should not be accepted by only a single employee of the Company, or by only a small, select group of Company employees.

•                  Gifts of only symbolic value, such as trophies, “deal toys,” or plaques that are inscribed in recognition of a business relationship or transaction may be accepted.

•                  If you are invited by a current or prospective Business Partner to an event involving out-of-town travel or an overnight stay, or to a premium event such as the Olympics, World Cup, Super Bowl or similar event, you must consult with the Company’s in-house law department about whether you will be allowed to attend such an event, and how the costs of such an event will be paid.  If there is an adequate business rationale for your attendance, then the Company should pay for your travel and attendance at the event.

•                  Gifts, meals and entertainment provided by the Company to current or prospective Business Partners should be reasonable and appropriate under the circumstances.  Company employees must always be sensitive to our Business Partners’ own rules and policies regarding their Representatives receiving gifts, meals and entertainment.

•                  Nothing of value should be provided to any foreign government official or representative of a foreign company that is owned in whole or in part by a foreign government, without the prior approval of the Company’s in-house law department.

Corporate Opportunities

Employees, officers and directors are prohibited from:  (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c)

competing with the Company.  Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Anti-Bribery and the U.S. Foreign Corrupt Practices Act

Many countries, such as the United States and the United Kingdom, have Laws making it a crime to bribe a government official for a business favor or to otherwise gain an improper business advantage.  For example, since Axiall is incorporated in the United States, it is subject to the U.S. Foreign Corrupt Practices Act, which prohibits bribes to officials of non-U.S. governments.

Bribes go beyond simply making cash payments, and may also include giving gifts or other items of value to a government official to influence a discretionary decision.

Some examples of bribes include:

•                  Improper payments to a government official to award business to the Company, or to continue a business relationship

•                  Giving a “gift” of significant value to a government official to influence the outcome of a government audit or inspection

•                  Improper payments to a government official to obtain a favorable tax decision or ruling.

This Code and the Company’s anti-corruption policy, which can be found in the Company’s employee handbook, prohibit Company employees (as well as agents, distributors, and intermediaries of the Company) from making or offering to make payments of money, gifts or “anything of value” to any government official in order to obtain an improper benefit.

The phrase “anything of value” literally means anything that would have value to a government official, including cash, gifts, meals, entertainment and Company product.  The term “government official” may include employees of government agencies, government-owned businesses, such as state-owned enterprises, and a political party or political candidate in some situations.

In general, do not offer anything of value to a government official — directly or indirectly — in return for favorable treatment.  You must obtain prior approval from the Company’s internal law department before providing anything of value to a government official.

Under certain circumstances, the Company and/or its employees may be held liable for bribes paid to a government official by a third-party agent or consultant acting on the Company’s behalf.  Thus, the Company’s managers and employees should be especially careful when evaluating a possible Business Partner who may interact with a government official (including employees of foreign, state-owned enterprises) on behalf of the Company.  Any such agent or consultant must be properly screened before being engaged, and must contractually agree to comply with the Company’s anticorruption policies.  You should never engage any third-party agent or consultant if there is any reason to believe the agent or consultant may attempt to bribe a government official.

Under certain circumstances, the hiring of a foreign government official’s family members can be viewed as a bribe.  Thus, before making an offer of employment to any family member of a foreign government official, you must obtain the prior approval of the Company’s in-house law department.

Antitrust and Fair Competition

The Company must compete lawfully in the competitive environments in which we operate and sell our products.  Accordingly, all directors, managers and employees are expected to comply with antitrust and fair competition Laws in the jurisdictions where we do business.  Violations of such Laws can result in serious damage to the Company’s reputation, severe monetary penalties and criminal penalties for those involved in the violations.

This Code prohibits employees from engaging in business practices that may, depending on the circumstances of each situation, be viewed as a violation of antitrust and fair competition laws, including entering into agreements, reaching “understandings” or exchanging information with the Company’s competitors about product pricing, dividing-up customers or territories, controlling the amount or volume of products produced, or standardizing payment terms or discounts or other business terms and conditions.  If you happen to encounter employees or other representatives of our competitors at a trade show or other event, you should always avoid discussing any of these topics, and immediately walk away from any conversation where such topics are being discussed among competitors, and promptly report the conversation to the Company’s in-house law department.

The Company’s officers and senior managers who determine or have the ability to influence product pricing and production volumes should never meet with their peers who work for a competitor of the Company without the prior approval of the Company’s law department.

Competitive Intelligence

Employees may collect, share and use information about the Company’s competitors, but only if those activities are conducted in a legal and ethical manner.  Just as the Company values and protects its own non-public information, it respects the non-public information of other companies, including its competitors.

•                  Acceptable Gathering of Competitive Information:  It is acceptable to collect information about the Company’s competitors through publicly available information and from third parties that you know do not have a contractual or legal obligation to refrain from revealing such information.  For example, you may gather and use information from sources such as:

•                  Publicly available filings with the Securities and Exchange Commission or other government agencies

•                  Public speeches by competitors’ executives

•                  Annual reports

•                  News and trade journal articles and publications.

•                  Unacceptable Gathering of Competitive Information:  It is not acceptable to engage in any illegal or unethical activity to obtain competitive information.  Information gathering techniques that are prohibited by this Code include:

•                  Theft

•                  Unlawfully trespassing on or in a competitor’s offices or other facilities

•                  Computer hacking

•                  Searching through a competitor’s trash

•                  Bribing/paying a current or former employee of a competitor to provide competitive intelligence to you

•                  Obtaining competitive information from a former employee of a competitor who is a current employee of the Company.

Trade Restrictions

The Company must comply with all applicable trade restrictions and boycotts imposed by the U.S. government.  Such restrictions may prohibit the Company from engaging in certain business activities in certain specified countries, and/or with specified individuals and entities.   These restrictions include, for example, prohibitions on business activities with identified terrorist organizations or narcotics traffickers.  Penalties for non-compliance with these trade restrictions may be severe, and may include fines and imprisonment for responsible individuals.  The Company also must comply with U.S. anti-boycott laws that prohibit companies from participating in any international boycott not sanctioned by the U.S. government.

If you have any questions or concerns about trade restrictions that may apply to the Company, or need guidance in this area, you should contact the attorney who provides services to your particular business unit or division, or the Company’s Deputy General Counsel or General Counsel.

Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees, treating them honestly and with respect.  No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

•                  Do not engage in unfair, deceptive or misleading practices

•                  Always present Company products in an honest manner

•                  Do not offer, promise, or provide anything to a customer, supplier, vendor or service provider in exchange for an inappropriate advantage for the Company.

Nothing in this paragraph or in any other paragraph or section of this Code shall be deemed to alter any existing legal rights or obligations of the Company or the “at will” employment arrangements between the Company and its employees.

Administration of this Code

This Code is designed to promote consistency in how employees conduct themselves within the Company, and in their dealings with Business Partners and others outside the Company.  The procedures and responsibilities for handling potential violations of this Code have been designed to ensure consistency in that process across the Company, as much as reasonably possible.

•                  Responsibility for Administration:  Responsibility for administering this Code rests with the Company’s Ethics and Compliance Committee, with oversight from the Company’s Chief Financial Officer, General Counsel and Vice President of Human Resources, and as appropriate, the Audit Committee of the Board of Directors and full Board of Directors.

•                  Investigation of Potential Code Violations:  The Company takes reports of potential Code violations seriously and is committed to a full investigation of such allegations.  Personnel from the Company’s internal audit, accounting and finance, EH & S, human resources and law departments, as well as the

Ethics and Compliance Committee, may conduct or manage investigations of alleged Code violations.  Employees who are being investigated for alleged Code violations generally will have the opportunity to be interviewed or heard prior to any final determination being made.  The Company will follow required grievance procedures in locations where such procedures apply.

•                  Decision-making:  The Ethics and Compliance Committee, with input and oversight from the Company’s Chief Financial Officer, General Counsel and/or Vice President of Human Resources, where appropriate, will make decisions about whether Code violations have occurred, and if a determination is made that such a violation has occurred, will consult with the Company’s human resources managers and law department about disciplinary actions related thereto.

•                  Disciplinary Actions:  The Company strives to impose disciplinary actions that fit the nature and circumstances of each Code violation.  Violations of a serious nature may result in suspension without pay; loss of or reduction in merit increases, cash bonus opportunity or equity grants; or termination of employment.  Violations of this Code that amount to violations of criminal Laws may be reported to the appropriate law enforcement authorities.

•                  Reporting:  The Company’s General Counsel, who is the Company’s Corporate Compliance Director, will report directly to the Chief Executive Officer and the Audit Committee of the Board of Directors (i) at least annually, regarding the implementation and effectiveness of this Code; and (ii) promptly, on any matter involving criminal conduct or potential criminal conduct.

Waivers

For employees who are not executive officers, the Company’s General Counsel, in consultation with the Executive Vice President of the relevant business segment, may authorize an exception to certain provisions of this Code or may designate the Company’s Deputy General Counsel to approve such exceptions on behalf of the General Counsel.  All exceptions must be approved in advance.

For executive officers and Board members, waivers of this Code may be granted only by the Board of Directors or a Board committee designated by the Board, and will be subject to applicable Laws regarding disclosures to shareholders.